Exhibit 10.4(d)
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GRANT NOTICE

Performance Stock Units
[Name of recipient]
You have been granted Performance Stock Units (PSUs) of First Horizon National Corporation as follows:

Date of Grant:	Governing Plan:	2003 Equity Compensation Plan

Number of PSUs Granted*:	Performance Periods:	[4 consecutive years starting with year of grant]

Vesting Dates of PSUs*:	50% of shares on each of [3rd and 4th anniv. of grant], in each case subject to delay or forfeiture if performance goals are not met as provided in this Notice
Award is subject to size, vesting, & other limitations mandated in connection with the Troubled Asset Relief Program, to the extent applicable. Those limitations may cause a reduction or cancellation of this award, a lengthening of vesting periods, and other adverse effects.
     Your PSU award recognizes your leadership and performance within the organization. This PSU award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect from time to time during the performance and vesting periods. Also, this award is subject to the terms and restrictions of FHNC’s stock ownership guidelines and Compensation Recovery Policy (“Policy”) as in effect from time to time during the vesting period.
     PSUs are not shares of stock and are not transferable. Each PSU that vests will result in one share of FHNC common stock being issued to you, subject to withholding for taxes. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested PSUs in cash, based on the fair market value of vested shares on the vesting date.
     PSUs that have not been forfeited prior to the vesting date will be paid based on the extent to which the performance goal for this award is achieved during the performance period, all as set forth in Exhibit A to this Notice. The performance goal for this award in Exhibit A is diluted normalized-provision pre-tax earnings per share (“NPEPS”) for any of the fiscal years [4 consecutive years starting with year of grant]. The number of PSUs granted is the maximum number that may be paid if NPEPS is achieved at or above the highest level in Exhibit A; a lesser number may be paid if a lesser level is achieved; and, all PSUs will forfeit if the minimum NPEPS level in Exhibit A is not achieved. The Committee will make appropriate adjustments of accounting numbers so that results are comparable across periods and will make final determinations of performance achievement, all as provided or permitted in Committee resolutions and the Governing Plan. PSUs that do not vest as a result of a failure to achieve performance goals as determined by the Committee automatically are forfeited.
     This PSU award also is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the date of grant, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable vesting date; but (b) if your termination of employment occurs because of your death, permanent disability, or normal or approved retirement, the PSUs will be partially forfeited in proportion to the part of the performance period (the four-year overall period) during which you are not employed, as determined by the Committee. The reduced PSUs will vest or not vest based on achievement of performance goals over the entire performance period. Normal retirement occurs if you retire under our pension plan at or after age 65; early retirement does not qualify as ‘normal’ unless the Committee expressly approves normal retirement treatment for this award. In addition, currently the Plan and Policy provide for forfeiture of PSUs or recovery of PSU proceeds if you engage in certain types of misconduct or if performance data is materially false or misleading and you are substantially responsible for its accuracy.
     Your PSUs will accrue cash dividend equivalents, to the extent cash dividends are paid on common shares prior to vesting. From the grant date until the vesting date, dividend equivalents accumulate (without interest) as if each PSU were an outstanding share. To the extent that PSUs vest, the accumulated dividend equivalents associated with vested PSUs will be paid in cash at vesting or in the next payroll cycle. Dividend equivalents associated with forfeited PSUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of PSUs as provided in the Plan.
     Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of dividend equivalents paid to you. As of the date of grant, the Committee’s Procedures provide that FHNC will withhold shares and cash at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PSUs this year. If you make a Section 83(b) election, it will result in the forfeiture of your PSUs. FHNC reserves the right to defer payment of PSUs if that payment would result in a loss of tax deductibility.
Questions about your PSU award?
     Important information concerning the Governing Plan and this PSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your PSU grant or need a copy of the Governing Plan, the related prospectus, or the Committee’s current administrative procedures, contact Fidelity Investment’s Executive Relationship Officer at                     . For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.

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